Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims and Exhibit (collectively, the "Agreement") is made by and between Charles L. Prow ("Executive"), and V2X, Inc. (the "Company"), individually each a “Party” and together “Parties.”

WHEREAS, the Executive is party to an offer letter with Vectrus, Inc. (“Vectrus”), dated as of November 30, 2016 (the “Offer Letter”), governing the terms of his employment with the Company, including his participation in the Vectrus, Inc. Special Senior Executive Severance Pay Plan (the “Special Severance Plan”);

WHEREAS, on July 5, 2022, Vectrus completed its merger with Vertex Aerospace Services Holding Corp., resulting in the formation of the Company (the “Merger”), with such Merger constituting an Acceleration Event under the terms of the Special Severance Plan; and

WHEREAS, the Parties have agreed to terminate Executive’s employment with the Company and, in accordance with the terms of the Special Severance Plan, the Company desires to provide Executive with certain separation benefits and to resolve any claims that Executive has or may have against the Company and its affiliated persons and entities.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and to avoid the possibility unnecessary litigation, it is hereby agreed by and between the Parties as follows:

1.End of Employment/Consideration. The Executive and the Company agree that the Executive's employment with, and service as the Chief Executive Officer and President of the Company will end on June 16, 2024 (the “Termination Date”). Upon the Termination Date, the Executive shall be deemed to have resigned pursuant to the terms of this Agreement, without any further action by the Executive, from any and all officer and director positions that Executive, immediately prior to the Termination Date, (i) held with the Company or any of its affiliates (including, without limitation, as a member of the Board of Directors of the Company (the “Board”)) or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this paragraph 1 is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company and its affiliates to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or its affiliates is deemed by the Company or its affiliates to be a more expedient means to effectuate such resignation or resignations. On the Termination Date (and not before), Executive agrees to execute the release attached hereto as Exhibit A (the “Exhibit A Release”).

a.Moreover, in full consideration of the Executive's execution of this Agreement and his agreement to be legally bound and abide by its terms, as well as his agreement to assist in any transition matters as reasonably requested by the

Exhibit 10.3
Company, and subject to the terms below, the Company and the Executive agree as follows, provided that (i) Executive executes this Agreement without revocation as provided in paragraph 18, (ii) Executive executes on the Termination Date the Exhibit A Release without revocation as provided by paragraph 1(b) of the Exhibit A Release, and (iii) Executive has fulfilled all obligations and has not violated any of the requirements and prohibitions set forth in this Agreement (collectively, the “Termination Payment Conditions”):

i.The Company will pay to the Executive the total sum of Five Million and Two Hundred and Fifty Thousand Dollars and Zero Cents ($5,250,000) (“Severance Pay”), which consists of (a) two and half times his current annual base salary plus (b) two and half times his current target annual bonus, less required deductions and withholdings, with such amount payable in accordance with the terms of the Special Severance Plan. In addition, the Company will pay to the Executive One Million and Thirty-Nine Thousand Dollars and No Cents ($1,039,000), in settlement of his 2022-2024 TSR Award, less required deductions and withholdings, with such amount payable in accordance with the terms of the 2022-2024 TSR Award agreement.

ii.The Executive (and his wife, as applicable) shall be eligible for participation in the applicable Company employee welfare benefit plans that the Executive (and, as applicable, his wife) participated in immediately prior to the end of his employment, at the level he (or, as applicable, his wife) participated in at that time, in accordance with the provisions of such plans and to the extent required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The duration of this participation shall be eighteen (18) months from the Termination Date. The Company shall pay the full monthly premium for this coverage. The Executive’s (and, as applicable, his wife’s) participation in all other employee benefit plans will cease on the Termination Date.

iii.The Executive understands that the Company will deduct from the monies described in paragraph 1(a)(i), above, all federal, state and local withholding taxes and other deductions the Company is required by law to make from payments to employees. Further, Executive expressly acknowledges and understands that the payments to the Executive shall be subject to reduction in accordance with Section 11 of the Special Severance Plan. After the termination of his employment, the Executive understands that he is not entitled to any compensation or benefits or any other payment from the Company, including but not limited to any severance pay, commissions, termination allowance, notice pay or similar pay or allowance, other than as specifically provided in this Agreement.

iv.The Company agrees to make to the Executive a lump sum payment for any accrued, unused Paid Time Off ("PTO") in the form of a direct deposit on the first regular Company payday, following the

Exhibit 10.3
end of the Executive’s employment. The Executive will not continue to accrue PTO after the Termination Date.

v.The Executive has been awarded (i) 44,428 (target) Performance Stock Units (“PSUs”) pursuant to a TSR Award Agreement, dated March 10, 2023 and (ii) 43,411 (target) Performance Stock Units (“PSUs”) pursuant to a TSR Award Agreement, dated March 8, 2024 (collectively, the “TSR Award Agreements”). These PSUs will remain outstanding and be eligible to vest as of the end of the performance period in accordance with the terms of the applicable TSR Award Agreement as if the Executive had remained in employment with the Company through the end of the performance period. The terms and conditions of each TSR Award Agreement, including the restrictive covenants contained in the Appendices thereto, are incorporated herein by reference.

vi.The Executive has been awarded (i) 11,545 Restricted Stock Units (“RSUs”) pursuant to an RSU Agreement, dated March 10, 2022 (the “2022 RSU Agreement”), and (ii) 29,618 RSUs pursuant to an RSU Agreement, dated March 10, 2023 (the “2023 RSU Agreement and, together with the 2022 RSU Agreement, the “RSU Agreements”), which are currently outstanding. Subject to paragraph 22 of this Agreement and the terms of the 2022 RSU Agreement, the RSUs subject to the 2022 RSU Agreement shall vest and be distributable as of the Termination Date. The RSUs subject to the 2023 RSU Agreement shall remain outstanding and shall continue to vest as if the Executive had remained in employment with the Company through the final vesting date. The terms and conditions of the RSU Agreements pursuant to which the RSUs were awarded, including the restrictive covenants contained in the Appendices thereto, are incorporated herein by reference.

vii.The Executive holds an outstanding option with respect to 21,898 shares (the “Option”) pursuant to an Option Agreement, with a grant date of March 3, 2017 (the “Option Agreement”) and which are scheduled to expire on March 3, 2027 (the “Expiration Date”). Pursuant to the Option Agreement, the Executive shall have until the Expiration Date to exercise the Option.

viii.The 51,307 (target) Special Performance Restricted Stock Units that were granted to the Executive on March 10, 2023 and the 43,411 RSUs granted to Executive on March 8, 2024 shall be forfeited as of the Termination Date without the payment of any consideration.

b.The payments and benefits provided in this paragraph 1 are inclusive of all claims the Executive had, has, or may have had through the date of this Agreement for any alleged damages against the Company, including, but not limited to, any alleged claims for back pay, lost benefits, liquidated damages, physical injuries, emotional distress, attorney's fees, and costs.

Exhibit 10.3

c.The payments provided above shall be governed by applicable federal, state, and local laws and regulations, including but not limited to all applicable tax laws, and the Executive shall be solely responsible for the employee's portion of any taxes, and liens, interest, and penalties that he might owe with respect to such payments, including, for the avoidance of doubt, with respect to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code.”). The Executive acknowledges that he has obtained no advice from the Company or its attorneys or other advisors and that neither the Company nor its attorneys or other advisors have made any representations regarding the tax or other financial consequences, if any, regarding the payments provided for above. The Executive shall indemnify the Company and hold the Company harmless for the Executive's portion of taxes, and all liens, penalties, interest, withholdings, amounts paid in settlement to any governmental authority, and expenses, including but not limited to, defense expenses and attorney fees, with regard to the payments.

d.Payment of the amounts described in paragraph 1(a) shall not commence sooner than eight (8) days following the Executive’s execution of this Agreement, provided that the Executive has not revoked this Agreement pursuant to paragraph 18, below, and no later than thirty (30) days from the date of his execution (and in any event no later than sixty (60) days from the Termination Date); provided, however, that the benefits described in paragraphs 1(a)(v) and (vi) shall vest according to the terms of those paragraphs.

2.Acknowledgments. By accepting the payments described in paragraph 1 of this Agreement, the Executive acknowledges that he is agreeing to the terms set forth in this Agreement in return for the Company's promise to provide him with money and benefits which he would otherwise not be entitled to receive. Further, the Executive is representing, warranting and agreeing that the following statements are true and correct:

a.The Company has paid the Executive through the date of his signature below all wages, bonuses and other forms of compensation due to his for work performed on behalf of the Company, other than as described in this Agreement, including any overtime wages due to him;

b.Except as otherwise provided in this Agreement and under the terms and conditions of the Company's directors and officers indemnification policy ("D&O Policy") which shall apply to the Executive up to and including the Termination Date, the Executive is not entitled to receive compensation, fringe benefits, severance benefits or any other employee benefits or payments of any kind from the Company or its parent or affiliated companies, subsidiaries, divisions, related business entities;

c.The Executive has not suffered or incurred any workplace injury in the course of his employment with the Company on or before the date of his signature

Exhibit 10.3
below, other than any injury that was made the subject of an injury report or workers' compensation claim on or prior to the date of his signature below;

d.The Executive shall seek written approval from the Company prior to entering into any transaction involving Company securities, including the purchase or sale of any stock. The Executive will no longer be subject to the requirement for prior approval before the purchase or sale of any such stock after the 2024, third quarter trading window opens, but in no event later than six-months following the termination of his employment. The Executive is also subject to the securities laws and the Company's “insider trading” policies in respect of any transaction the Executive effects while in possession of material non-public information regarding such stock; and

e.The Executive shall remain subject to the Company’s Clawback Policy, effective as of October 2, 2023 and the compensation recoupment provisions set forth in the Company’s equity incentive plan, annual incentive plan and award agreements.

3.Release of Claims.

a.Payment of the amounts described in paragraph 1(a) to the Executive is accepted by him in full and final release and settlement of any and all claims which he may have against the Company and each of its predecessors, subsidiaries, associates, affiliates and equity holders (including, but not limited to, Vectrus, Inc., Vertex Aerospace Services Holding Corp., and/or Merger Sub, LLC and Vertex Aerospace Holdco LLC), and each of its and their respective former or current directors, managers, officers, employees, trustees, agents, attorneys, representatives, affiliates, subsidiaries, divisions, related business entities, general or limited partners, members, stockholders, equity holders, controlling persons, successors and assigns, or anyone employed by any of them or acting on any of their behalf, as well as insurers and reinsurers (collectively "Releasees”), which arise on or before the Effective Date (defined below); provided, however, that it does not include any claim for workers compensation or any other claims that cannot be released as a matter of law. The claims which he hereby releases and settles include, but are not limited to:

i.any claim of alleged discrimination, harassment, retaliation or failure to accommodate, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Equal Pay Act, the Rehabilitation Act, the Genetic Information Non Discrimination Act, any amendments to the foregoing, or any other federal, state, or local statute, regulation, or ordinance related to any aspect of employment;

ii.any claim of negligence, breach of an express or implied employment contract, violation of public policy, wrongful discharge, conspiracy, fraud, infliction of emotional distress, mental or physical injury, or defamation;

Exhibit 10.3

iii.any claim for benefits under any of the Company's employee benefits plans;

iv.any claim for wages, bonuses, commissions, vacation pay, sick pay, severance or compensation of any kind other than those specified in this Agreement, including any claim for amounts payable to the Executive in respect of any bonus and/or incentive plan of the Company for the year of his termination from employment or any prior period;

v.any claim or violation under any other federal, state, or local statute or common law that may apply in the context of the Executive’s employment with the Company, including, but not limited to, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the federal Worker Adjustment and Retraining Notification Act (WARN Act) or any other or any similar state or local law governing plant closings or mass layoffs; and

vi.any claim for reinstatement, equitable relief, or damages of any kind whatsoever.

b.The Executive also specifically understands that he is releasing any claim he might have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., which prohibits discrimination on the basis of age forty or older.

c.The Executive understands that he is releasing potentially unknown claims, and that he has limited knowledge with respect to some of the claims being released. The Executive acknowledges that there is a risk that, after signing this Agreement, he may learn information that might have affected his decision to enter into this Agreement. The Executive assumes this risk and all other risks of any mistake in entering into this Agreement. The Executive agrees that this release is fairly and knowingly made.

d.The release of claims set forth above does not affect the Executive’s vested rights in and to any welfare or qualified retirement benefit plan or officer indemnification rights he may be entitled to under the D&O Policy and other insurance policies, to which he may be entitled. In addition, the release of claims set forth above does not apply to claims that cannot be released by private agreement; claims for worker's compensation or unemployment benefits; claims to enforce this Agreement or claims that arise after the date on which he signs this Agreement.

4.Waiver of Additional Remedies. Notwithstanding any other provision of this Agreement, nothing in this Agreement, including the provisions of paragraphs 3, 6, 7, and 8 hereof and any and all of his other covenants herein, shall be construed to prevent the Executive, in good faith, from challenging the validity of this Agreement under the ADEA or the Older Worker Benefit Protection Act ("OWBPA") or to prohibit

Exhibit 10.3
the Executive from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony or disclosures to a governmental agency or regulatory entity; responding to a valid subpoena or otherwise required to do so under applicable law; or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct. For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit Executive from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities; (ii) filing unfair labor practice charges; (iii) assisting others who are filing such charges; and (iv) cooperating with the investigative process of the National Labor Relations Board or other government agencies.

5.Opportunity to Consider the Agreement and Consult an Attorney. The Executive acknowledges that he has been and is in connection with this Agreement advised by the Company to consult his own attorney prior to deciding whether to accept this Agreement and that he was afforded a period of twenty-one (21) days to consider this Agreement and to decide whether to accept it. The Executive further acknowledges that no representative of the Company ever stated or implied that he had less than twenty-one (21) days to consider this Agreement. The Executive also acknowledges that, to the extent he decided to sign this Agreement prior to the expiration of the full twenty-one (21) day period, such decision was knowing and voluntary on his part and was in no way coerced by the Company. To the extent any changes were made in this Agreement as a result of discussions taking place after the date this Agreement was first provided to the Executive, he and the Company agree that such changes, whether material or not, did not restart the running of the period of twenty-one (21) days to consider this Agreement.

6.Non-Disparagement.

a.Subject to Paragraph 4, the Executive agrees not to make, now or at any time in the future, any disparaging statements concerning the Company, or any person associated with the Company that he is aware of, including any

Exhibit 10.3
officer, partner, director, member, employee, expert, or legal representative of the Company, concerning their respective activities that he is aware of, or concerning their respective officers, trustees, directors, employees, representatives, products or services that he is aware of, to the press, to the respective present or former employees of the Company or any affiliate that he is aware of, or to any individual or entity with whom or which the Company has a working or business relationship that he is aware of, including, but not limited to, the Company's respective customers, clients, suppliers, and distributors, or to any other person or entity that he is aware of, where such comment or statement could affect adversely the conduct of the Company's or any affiliate's business or their respective reputations. This paragraph does not prohibit giving information to a government agency. In the event of a conflict between the provisions of this paragraph and those of paragraph 4, paragraph 4 shall govern.

b.The Company shall direct the members of the Board and employees at the Senior Vice President level and above not to make, now or at any time in the future, any disparaging statements concerning the Executive, or make, issue, support, or publish any communication of a derogatory nature with respect to him.

7.Attorneys’ Fees. In the event there is any litigation to enforce this Agreement, the prevailing party in a court of competent jurisdiction will be awarded his/its costs, expenses and reasonable attorneys' fees in addition to any monetary recovery.

8.Confidentiality of Information. The Executive acknowledges that, as an employee of the Company, he had access to and possesses confidential information and proprietary business information about the Company, and its respective clients, licensors, and suppliers (collectively "Confidential Information"), which information is the property of the Company and not generally known or available to the public. Confidential Information includes, without limitation, the Company's professional, technical and administrative manuals, associated forms, processes and computer systems (including hardware, software, database and information technology systems); marketing, sales and business development plans and strategies; client and prospect files, lists and materials; the Company's sales, costs, profits and other financial information; short- and long-term strategy information; and human resources strategies. The Executive agrees that, except as otherwise may be required by law, and only as permitted by paragraphs 4 and 7 of this Agreement, he will not divulge, communicate, or in any way make use of any Confidential Information acquired in the performance of his duties for the Company and maintained as such by the Company. Nothing in this Agreement is intended to or will be used in any way to limit the Executive’s rights to make truthful statements or disclosures regarding unlawful employment practices.

9.Non-Competition and Non-Solicitation.

Exhibit 10.3
a.Noncompete. For a period of one year after the Termination Date, he will not provide services to a Competitor in any role or position (as an employee, consultant or otherwise) within or related to the Restricted Area that involve Competitive Activity.

b.Customer Nonsolicit. For a period of one year after the Termination Date, he will not, directly or through assistance to others, participate in soliciting a Covered Customer for the benefit of a Competitor, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with the Company.

c.Employee Nonsolicit. For a period of one year after the Termination Date, he will not, for the benefit of a Competitor, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment of the Company or assist a Competitor in efforts to hire a Covered Employee.

d.Definitions & Understandings. For purposes of this paragraph 9, the following definitions and understandings will apply:

i."Competitor" refers to a person or entity who is engaged in the Company's business and/or provides (or is planning to provide) Competitive Products in the markets where the Company does business.

ii."Competitive Activity" means job duties or other business-related activities (as an employee, consultant, director, partner, owner or otherwise) that involve the performance of services that are the same as or similar in function or purpose to those the Executive performed, supervised or managed for the Company in the Look Back Period.

iii."Competitive Product" means goods or services of the type conducted, authorized, offered, or provided by the Company within two years prior to the termination of the Executive’s employment that the Company remains in the business of providing and that would displace business opportunities for the Company's goods or services (existing or under development) that the Executive had involvement with.

iv."Covered Customer'' means a customer of the Company that the Executive had material contact with or was provided Confidential Information about during the Look Back Period. Unless it would make the applicable restriction unenforceable, customers will be presumed to include active customer prospects as of the date the Executive’s employment with the Company ended that he had material contact with.

v."Covered Employee" means an employee that the Executive worked with, gained knowledge of, or was provided Confidential Information

Exhibit 10.3
about as a result of his employment with the Company during the Look Back Period.

vi."Look Back Period" means the last two (2) years of the Executive’s employment with the Company (including any period of employment with a predecessor entity acquired by the Company) or any lesser period of his employment if employed less than two years.

vii."Restricted Area" is each geographic territory or region assigned to the Executive in the Look Back Period, or if his area of responsibility was not limited to a specific assigned territory or region then each state (or state equivalent) and county (parish or other county equivalent) within the United States where the Company did business during the Look Back Period that the Executive had any material involvement in or was provided Confidential Information about, or if this geography is not enforceable then such other geographic area as may be the maximum permissible geographic area of enforceability of the covenant to which the Restricted Area applies. Unless the Executive can prove otherwise by clear and convincing evidence, a reasonable Restricted Area shall be presumed to include, at a minimum, the state(s) and county(s) within the United States that the Executive actively worked in during such the Look Back Period, and the states and counties where the Covered Customers and Company both do business.

10.Return of Property. By signing this Agreement, the Executive agrees and represents that he has either already returned to the Company, or will do so to the extent he has not already done so by the Termination Date, all documents, equipment and other materials belonging to the Company, unless specifically excluded by the Company, or otherwise containing Confidential Information, that is in his possession or under his control, including but not limited to any information in any tangible form (any documents, memoranda and/or files, faxes, and any means of data storage such as computer disks, CDROMS and the like, and all copies thereof), concerning the Company or its businesses, employees, clients and/or projects, and any keys, credit cards, equipment, computers, portable telephones, identification cards, books, notes, and any other property of the Company except for those items indicated in the List of Company Property Items Excluded. The Executive agrees that all memoranda, notes, records, or other documents compiled by him or made available to him during the term of his employment with the Company concerning its businesses or customers is its property, whether or not confidential, and has been returned by the Executive to the Company. The Executive further agrees that he shall not be entitled to any payments pursuant to this Agreement until such equipment and materials have been returned to the Company.

11.Unemployment Insurance. Future Employment. The Company agrees that it will not oppose any application by the Executive for unemployment benefits. The Executive agrees that he will not now or at any time in the future seek employment with the Company, and if for some reason he does so, the Company is entitled to reject any such application without any recourse by the Executive.

Exhibit 10.3

12.Disqualifying Conduct. If the Executive, in any material way: (i) breaches the terms of this Agreement; (ii) fails to comply with the Company's Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property executed by the Executive or improperly utilizes the Company's confidential or proprietary information or breaches paragraph 8 of this Agreement; (iii) fails to comply with applicable provisions of the Company’s Code of Corporate Conduct or applicable policies; (iv) breaches any provision of the applicable award agreements referred to in paragraph 1, above; or (v) engages in fraud, misfeasance or malfeasance, as determined in the sole discretion of the Company (collectively, "Disqualifying Conduct"), then the PSUs and RSUs identified in paragraphs 1.a.v and 1.a.vi shall be immediately forfeited. Moreover, the Company will have no further obligation to make any other payments or benefits described in this Agreement, other than those to which the Executive may be entitled. In the event that the Company has to file suit or take other action to recover any such payment, the Executive will also be liable to the Company for the legal fees incurred by the Company.

13.Medicare Status and Satisfaction of Any Medicare Reimbursement Obligations

a.The Executive represents and warrants that the Executive is not enrolled in the Medicare program, was not enrolled in the Medicare program at the time of the Released Matters or anytime thereafter through the date of this Release, and has not received Medicare benefits for medical services or items related to the Released Matters. The Executive understands that Releasees have requested certain personal information of the Executive, including the Executive’s Social Security Number, to meet Releasees' reporting obligations under Section 111 of MMSEA. The Executive has chosen not to provide such information to Releasees and agrees in paragraph 3 above to indemnify Releasees for any penalties or claims resulting from Releasees' inability to report this settlement as may be required by law.

b.The Executive represents and warrants that the Executive has not received any medical services or items related to, arising from, or in connection with the Released Matters.

c.The Executive acknowledges and agrees that it is the Executive’s responsibility pursuant to this Release, and not the responsibility of Releasees, to reimburse Medicare for any Conditional Payments made by Medicare on behalf of the Executive as of the date of this Agreement or in the future.

14.No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing, violation of any federal, state, or local law, or violation of any Company policy or procedure by the Company or any of its divisions, affiliates or any of their respective officers, directors, employees or the Executive.

Exhibit 10.3
15.Entire Agreement. This Agreement, along with the attachments and other Company policies and agreements referred to herein, and any other agreement applicable to the Executive, including but not limited to the award agreements referred to in paragraph 1(a), above, sets forth the entire agreement between the Executive and the Company relating to his employment with and separation from the Company; provided, however, that if there is a conflict between any of these other policies and/or agreements and this Agreement, the terms of this Agreement shall govern the Parties. The Executive acknowledges that in entering into this Agreement he has not relied upon any representation, oral or written, not set forth in this Agreement. Executive acknowledges and agrees that he remains bound by the post-employment restrictive covenants contained in Appendices A of the TSR Award Agreements and the RSU Award Agreements (collectively, the “Other Ongoing Obligations”), and that the covenants contained in paragraph 9 of this Agreement are in addition to, and do not conflict with or lessen, the Other Ongoing Obligations.

16.Severability. By signing this Agreement, the Executive acknowledges that he understands that in the event that any provision contained herein, except paragraphs 3 and 4, becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision. In the event that paragraph 3 and/or paragraph 4 is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall be deemed null and void, and he agrees to re-pay to the Company the payment provided to him in this Agreement.

17.Cooperation. By signing this Agreement, the Executive agrees to reasonably cooperate with the Company and its attorneys in the prosecution and/or defense of any legal action wherein the Company is a party and that involves any facts or circumstances arising during the course of his employment with the Company, including its subsidiaries and affiliated entities. Such cooperation includes, but is not limited to, meeting with the Company's attorneys at reasonable times and places to discuss his knowledge of pertinent facts, appearing as required at deposition, arbitration, trial, or other proceeding to testify as to those facts and testifying to the best of his abilities at any such proceeding. The Executive will be reimbursed for all reasonable costs and expenses incurred during his cooperation. The Executive also agrees that, for a period of six (6) months after his employment with the Company ends, he will make himself reasonably available to the Company for any assistance with transition issues as is needed by the Company. The Executive will not be compensated for any such time.

18.Right to Revoke Agreement. The Executive understands and agrees that he: (a) has carefully read and fully understands all of the provisions of this Agreement; (b) has been given a full twenty-one (21) days within which to consider this Agreement before executing it; (c) is, through this Agreement, releasing the Company, and the parties identified in paragraph 3, from any and all claims he may have against them, to the maximum extent permitted by law; (d) knowingly and voluntarily agrees to all of the terms set forth in this Agreement; (e) knowingly and voluntarily intends to be legally bound by this Agreement; (f) had the opportunity to consult with an attorney before executing this Agreement; (g) had a full seven (7) calendar days following his execution of this Agreement to revoke this Agreement; (h) understands that rights or

Exhibit 10.3
claims under the ADEA that may arise after the effective date of this Agreement are not waived; and (i) understands that this Agreement shall not become effective or enforceable until the Effective Date, which is the first calendar day after the expiration of the seven-day revocation period described above. No money and/or benefits payable solely by virtue of this Agreement shall be made during the seven-day revocation period. In order to revoke this Agreement, the Executive must deliver or cause to be delivered to Jo Ann Bjornson, at the address identified in paragraph 7(c), above, an express written revocation, no later than 11:59 p.m. EDT on the seventh calendar day following the date the Executive signs this Agreement.

19.No Reliance. The Executive acknowledges that he has had the opportunity to conduct an investigation into the facts and evidence relevant to his decision to sign this Agreement. The Executive acknowledges that, in deciding to enter into this Agreement, he has not relied on any promise, representation, or other information not contained in this Agreement, and also has not relied on any expectation that the Company has disclosed all material facts to his. By entering into this Agreement, the Executive is assuming all risks that he may be mistaken as to the true facts, that he may have been led to an incorrect understanding of the true facts, or that facts material to his decision to sign this Agreement may have been withheld from him. The Executive will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of the foregoing, however, will affect his right to challenge the validity of this Agreement under the Older Worker Benefit Protection Act.

20.Authority.

a.The Executive represents and warrants that he has all necessary authority to enter into this Agreement (including, if he is married or in a domestic partnership, on behalf of his marital community or domestic partnership community) and that he has not transferred any interest in any claims to his spouse or domestic partner or to any other third party.

b.This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and their respective heirs, executors, successors, representatives, and agents.

21.Choice of Law. This Agreement shall be governed and interpreted by the laws of the Commonwealth of Virginia, without regard to any conflict of laws principles that would apply another jurisdiction's laws. The Parties also agree that any action arising from or related to this Agreement, the TSR Award Agreements, the RSU Award Agreements, or Executive’s employment or termination thereof, shall be exclusively brought in the state or federal courts of Fairfax County, Virginia. The Parties consent to the personal jurisdiction of any such court, and waive any objections to lack of personal jurisdiction or inconvenience of this forum.

22.Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) and will be interpreted in a manner intended to comply with Section 409A. Each payment made under this Agreement

Exhibit 10.3
shall be designated as a "separate payment" within the meaning of Section 409A. If, as of the last day worked by the Executive, he is a “specified employee” as defined in Section 409A and the deferral of any other payment or commencement of any other payments or benefits otherwise payable by the Company to the Executive as a result of the Executive’s separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits until the date that is six (6) months following his last day of employment.

23.Effective Date. This Agreement shall be effective on the first day after the expiration of the seven-day expiration period described above (the "Effective Date").

24.Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on a faxed or electronic copy of the Agreement or a signature transmitted by facsimile or email shall have the same effect as an original signature.

PLEASE READ CAREFULLY.
THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Exhibit 10.3

IN WITNESS WHEREOF, and intending to be legally bound thereby, the Parties have set their hands and seals by and through their authorized representatives as indicated below.
V2X, INC.	CHARLES L. PROW
/s/Philip C. Widman	/s/ Charles L. Prow
By: Philip C. Widman Title: Chair–CHCC	6-6-24

Date 6/7/24	Date

Exhibit 10.3
Exhibit A
This General Release (this “Release”) is entered into by and between Charles L. Prow ("Executive"), and V2X, Inc. (the "Company" and together with the Executive, the “Parties”). Any capitalized terms not defined herein shall have the meanings ascribed to them in the Separation Agreement and Release of Claims dated as of June __, 2024 (collectively, the “Agreement”).

1.General Release. In return for the consideration referenced in the Agreement, Executive reaffirms his obligations and undertakings in the Agreement and further agrees, on behalf of Executive and all of Executive’s heirs or personal representatives, to the following release of claims.
a.Payment of the amounts described in paragraph 1(a) of the Agreement to Executive is accepted by him in full and final release and settlement of any and all claims which he may have against the Company and each of its predecessors, subsidiaries, associates, affiliates and equity holders (including, but not limited to, Vectrus, Inc., Vertex Aerospace Services Holding Corp., and/or Merger Sub, LLC and Vertex Aerospace Holdco LLC), and each of its and their respective former or current directors, managers, officers, employees, trustees, agents, attorneys, representatives, affiliates, subsidiaries, divisions, related business entities, general or limited partners, members, stockholders, equity holders, controlling persons, successors and assigns, or anyone employed by any of them or acting on any of their behalf, as well as insurers and reinsurers (collectively "Releasees”), which arise on or before the Release Effective Date (defined below); provided, however, that it does not include any claim for workers compensation or any other claims that cannot be released as a matter of law. The claims which he hereby releases and settles include, but are not limited to:

i.any claim of alleged discrimination, harassment, retaliation or failure to accommodate, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Equal Pay Act, the Rehabilitation Act, the Genetic Information Non Discrimination Act, any amendments to the foregoing, or any other federal, state, or local statute, regulation, or ordinance related to any aspect of employment;

ii.any claim of negligence, breach of an express or implied employment contract, violation of public policy, wrongful discharge, conspiracy, fraud, infliction of emotional distress, mental or physical injury, or defamation;

iii.any claim for benefits under any of the Company's employee benefits plans;

iv.any claim for wages, bonuses, commissions, vacation pay, sick pay, severance or compensation of any kind other than those specified in the Agreement, including any claim for amounts payable to the Executive in respect of any bonus and/or incentive plan of the Company for the year of his termination from employment or any prior period;

Exhibit 10.3
v.any claim or violation under any other federal, state, or local statute or common law that may apply in the context of the Executive’s employment with the Company, including, but not limited to, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the federal Worker Adjustment and Retraining Notification Act (WARN Act) or any other or any similar state or local law governing plant closings or mass layoffs; and

vi.any claim for reinstatement, equitable relief, or damages of any kind whatsoever.

b.The Executive also specifically understands that he is releasing any claim he might have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., which prohibits discrimination on the basis of age forty or older. The Executive understands and agrees that he: (a) has carefully read and fully understands all of the provisions of this Release; (b) has been given a full twenty-one (21) days within which to consider this Release before executing it; (c) is, through this Release, releasing the Company, and the parties identified in paragraph 1, from any and all claims he may have against them, to the maximum extent permitted by law; (d) knowingly and voluntarily agrees to all of the terms set forth in this Release; (e) knowingly and voluntarily intends to be legally bound by this Release; (f) had the opportunity to consult with an attorney before executing this Release; (g) had a full seven (7) calendar days following his execution of this Release to revoke this Release; (h) understands that rights or claims under the ADEA that may arise after the effective date of this Release are not waived; and (i) understands that this Release shall not become effective or enforceable until the first calendar day after the expiration of the seven-day revocation period described above. In order to revoke this Release, the Executive must deliver or cause to be delivered to Jo Ann Bjornson, at the address identified in paragraph 7(c) of the Agreement, an express written revocation, no later than 11:59 p.m. EDT on the seventh calendar day following the date the Executive signs this Release. The first day after the expiration of the seven-day expiration period described above is defined as the "Release Effective Date.”

c.The Executive understands that he is releasing potentially unknown claims, and that he has limited knowledge with respect to some of the claims being released. The Executive acknowledges that there is a risk that, after signing this Release, he may learn information that might have affected his decision to enter into this Release. The Executive assumes this risk and all other risks of any mistake in entering into this Release. The Executive agrees that this release is fairly and knowingly made.

d.The release of claims set forth above does not affect the Executive’s vested rights in and to any welfare or qualified retirement benefit plan or officer indemnification rights he may be entitled to under the D&O Policy and other insurance policies, to which he may be entitled. In addition, the release of claims set forth above does not apply to claims that cannot be released by private agreement; claims for worker's compensation or unemployment benefits; claims

Exhibit 10.3
to enforce this Agreement or claims that arise after the date on which he signs this Release.

2.Waiver of Additional Remedies. Notwithstanding any other provision of this Release, nothing in this Release shall be construed to prevent the Executive, in good faith, from challenging the validity of this Release under the ADEA or the Older Worker Benefit Protection Act ("OWBPA") or to prohibit the Executive from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony or disclosures to a governmental agency or regulatory entity; responding to a valid subpoena or otherwise required to do so under applicable law; or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Release prohibits or creates liability for any such protected conduct. For the avoidance of doubt, nothing in this Release shall be construed to prohibit Executive from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Release in aid of such concerted activities; (ii) filing unfair labor practice charges; (iii) assisting others who are filing such charges; and (iv) cooperating with the investigative process of the National Labor Relations Board or other government agencies.

3.Other Representations and Warranties. By executing this Release, Executive acknowledges that Executive: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Release or the Agreement; (ii) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge and the advice of Executive’s own legal counsel; (iii) knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown; (iv) is entering into this Release freely and voluntarily; (v) has carefully read and understood all of the provisions of this Release; and (vi) has been represented by the counsel of Executive’s choice in connection with the negotiation and execution of this Release. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Release. These representations and warranties shall survive the execution of this Release.

Exhibit 10.3
4.Separation Pay. Executive understands and agrees that in the event he revokes this Release, or fails to satisfy any of the Termination Payment Conditions, he will not be entitled to payments provided in paragraph 1(a) of the Agreement.
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Exhibit 10.3

IN WITNESS WHEREOF, and intending to be legally bound thereby, the Parties have set their hands and seals by and through their authorized representatives as indicated below.
V2X, INC.	CHARLES L. PROW

By: Title:

Date	Date